Exhibit 99.1

XERIUM ANNOUNCES PLANNED CLOSURE OF BRAZILIAN PMC FACILITY

YOUNGSVILLE, N.C., July 31, 2014 (GLOBE NEWSWIRE) -- Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today announced that it has initiated closure proceedings with the representative union officials at its PMC facility in João Pessoa, Brazil. Production following the closure will be transferred to the Company's PMC facility in Piracicaba, Brazil where there is sufficient capacity to handle João Pessoa’s order volume and is strategically located with the ability to better serve the South American market from a logistics standpoint. Due to the nature of the proceedings with the local union, the Company is not able to provide a full estimate of the anticipated restructuring expenses at this time.

"We continue to take the required steps to achieve our multi-year repositioning plan to improve our sales, Adjusted EBITDA and share price. These initiatives are well under way and we are pleased with the actions to date and the confidence restored in Xerium both internally and externally. These actions will further strengthen our global responsiveness and competitive edge. These changes require difficult decisions that affect great people but these are very necessary actions given the economic realities of the markets we serve. As with our previous restructuring efforts, we have firm plans to save as many jobs as possible under these circumstances," said Harold Bevis, Xerium's President and Chief Executive Officer.  "We believe these actions will increase our competitiveness in South America, without sacrificing quality or our position in the market."

ABOUT XERIUM

Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. Xerium has 27 manufacturing facilities in 12 countries around the world and employs approximately 3,200 employees.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”, including those regarding the planned facility closure. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause the proposed closure and actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) prolonged negotiations with the workforce or changes in Brazilian employment law may materially increase the difficulty and/or costs of these workforce reductions and the closing of the facility; and (2) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2013 filed on March 4, 2014 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Contacts

Xerium Technologies, Inc.
Phillip Kennedy
Investor Relations
919-526-1444
IR@xerium.com

Source: Xerium Technologies, Inc.